EXHIBIT 12



                                                     IRON MOUNTAIN INCORPORATED

                                 STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       (Dollars in thousands)
                                                                                                                      Three Months
                                                                                                                          Ended
                                                                      Year Ended December 31,                           March 31,
                                                        ------------------------------------------------------------  ------------
                                                           1998       1999         2000        2001         2002           2003
                                                           ----       ----         ----        ----         ----           ----
Earnings:
  Income (Loss) from Continuing Operations before
  Provision for Income Taxes & Minority Interest        $   3,391   $   9,841   $ (18,032)   $  (8,131)   $ 119,949     $  39,922
   Add: Fixed Charges                                      61,169      73,957     154,975      177,032      178,587        46,004
                                                        ---------   ---------   ---------    ---------    ---------     ---------
                                                        $  64,560   $  83,798   $ 136,943    $ 168,901    $ 298,536     $  85,926
                                                        =========   =========   =========    =========    =========     =========

Fixed Charges:
  Interest Expense                                      $  45,673   $  54,425   $ 117,975    $ 134,742    $ 136,632     $  35,565
  Interest Portion of Rent Expense                         15,496      19,532      37,000       42,290       41,955        10,439
                                                        ---------   ---------   ---------    ---------    ---------     ---------
                                                        $  61,169   $  73,957   $ 154,975    $ 177,032    $ 178,587     $  46,004
                                                        =========   =========   =========    =========    =========     =========
Ratio of Earnings to Fixed Charges                          1.1 x       1.1 x       0.9 x        1.0 x        1.7 x         1.9 x
                                                                                     (1)          (1)




(1)  We reported a loss from  continuing  operations  before  provision  for income taxes and minority  interest for the years ended
     December 31, 2000 and December 31, 2001 and we would have needed to generate additional income from operations before provision for income  taxes and  minority  interest  of $18,032,  and $8,131,  respectively  to cover our fixed  charges of $154,975  and
     $177,032, respectively.